EX-99-B.6.2

                                     BYLAWS
                                       OF
                       AETNA INSURANCE COMPANY OF AMERICA

                                    ARTICLE I
                             SHAREHOLDERS' MEETINGS

      Section 1. The Annual Meeting of the Shareholders of the Company shall be held in a location within or outside of Florida as may be determined by the Board of Directors and shall take place in each year on such date and at such hour as the Board of Directors may determine.

      Section 2. Special meetings of the shareholders may be called by the Board of Directors or the President. Each such meeting shall be held on the date and at the hour specified in the call for the meeting and, unless another place within or outside of Florida has been specified in any such call by the Board of Directors or the President, at such office as the company may maintain in the City of Hartford, Connecticut.

      Section 3. The quorum for each meeting of the shareholders shall consist of a majority of the voting power of shares entitled to vote at such meeting. Each share of common stock shall have one vote on all matters on which shareholders are entitled to vote by the Articles of Incorporation, these Bylaws, or applicable law.

                                   ARTICLE II
                                    DIRECTORS

      Section 1. The Board of Directors shall consist of not less than five and not more than twenty-one directors, and the number of directorships at any time within such minimum and maximum range shall be the number fixed by vote of the Shareholders or Directors or, in the absence thereof, shall be the number of Directors elected at the preceding Annual Meeting of Shareholders. If a vacancy in the Board of Directors is created by an increase in the number of directorships, it may be filled for the unexpired term by action of the Shareholders or by the concurring vote of Directors holding a majority of the directorships, which number of directorships shall be the number prior to the vote on the increase. All other vacancies in the Board shall be filled in the manner provided by law.

      Section 2. The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board, designate one or more committees, each committee to consist of two or more of the Directors of the Company. The Board may designate one or more Directors as alternate members(s) of any committee, who may replace any absent or disqualified member(s) at any meeting of the committee. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from

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voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

      Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company.

      Section 3. Regular meetings of the Board shall be held at such place and on such day and hour at such periodic intervals as the Board may from time to time designate. Notice of such regular meetings need not be given.

      Section 4. Special meetings of the Board shall be held at the call of the President or not less than one-third of the Directors then in office.

      Section 5. A quorum shall consist of a majority of the Directors at the time in office, but not less than two Directors nor less than one-third of the number of Directors provided for by Article II, Section 1.

      Section 6. The Board shall fix the compensation of each Director and of each member of a committee appointed by the Board pursuant to Article II,
Section 2.

                                   ARTICLE III
                                    OFFICERS

      Section 1. The officers of the Company shall be a President, a Secretary and a Treasurer. The Board may also appoint, or authorize an officer to appoint, one or more Senior Vice Presidents, Executive Vice Presidents, Vice Presidents, Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers, and any other officers or agents as the Board or President may deem advisable.

      Section 2. The President shall be the chief executive and operating officer of the Company, subject to the discretion of the Board. The President shall be responsible for the general operations of the Company and shall have such authority and responsibility and perform such duties as are specifically prescribed for such office.

      Section 3. The Secretary shall keep accurate minutes of all meetings of shareholders, directors and committees, and shall perform all duties commonly incident to such office and as provided by law and shall perform such other duties and have such other powers as the Board may from time to time designate. In the Secretary's absence or disability, an Assistant Secretary or such other person as may be designated by the Board or the chairman of the meeting shall perform the Secretary's duties.

      Section 4. The Treasurer shall be the principal financial officer of the Company, and shall perform all duties commonly incident to such office and as provided by law, and shall have
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such other authority and responsibility and perform such other duties as the
Board may from time to time designate. In the Treasurer's absence or disability, an Assistant Treasurer or such other person as may be designated by the Board shall perform the Treasurer's duties.

                                   ARTICLE IV
                                 CORPORATE SEAL

      Section 1. The corporate seal of the Company shall consist of the corporate name in a circle and the state of incorporation within the circle.

      Section 2. The corporate seal shall be in the custody of the Secretary and shall be affixed by the Secretary, or with the approval of the President, by the Secretary's delegate to documents required to be executed under the seal of the Company. Duplicate seals may be in the possession of such other officers of the Company, and affixed to such documents, as the Board of Directors or officers acting under its authorization, may from time to time determine necessary or desirable.

                                    ARTICLE V
                               AMENDMENT OF BYLAWS

      These Bylaws may be rescinded or amended:

      (1) By an affirmative vote of the holders or a majority of the voting power of share entitled to vote thereon at a meeting of the shareholders in the call for which written notice of such proposed action shall have been given, or

      (2)   By vote of a majority of the number of Directors provided for by
            Article II, Section 1, at any meeting of the Board upon written notice to each Director of the action proposed to be taken.

                                   ARTICLE VI
                                  OTHER MATTERS

      Section 1. The Company shall maintain books and records within the State of Florida pursuant to Section 628.271, Florida Statutes, except as may be allowed or authorized pursuant to Section 628.281, Florida Statutes.

      Section 2. The Board of Directors shall be authorized to declare and cause the Company to pay dividends pursuant to Section 628.371, Florida Statutes, and any other applicable laws.

      Section 3. To the fullest extent permissible under applicable law, the Shareholders and Directors of the Company shall be entitled to take action through written consents, shall be entitled to convene by telephone or other electronic means by which all participants may each
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hear other at the same time, and shall be entitled to use and rely upon facsimiles and other electronic transmissions to accomplish the business and affairs of the Company.